Exhibit 5.4

OFFICE ADDRESS	Woluwe Atrium Neerveldstraat 101-103 1200 BRUSSELS Belgium
TELEPHONE	+32 (0)2 743 43 43
FAX	+32 (0)2 743 43 10
INTERNET	www.loyensloeff.com

To the attention of the Company (as defined below);

Brussels, 20 July 2012

Dear Madam,

Dear Sir,

We have acted as special Belgian law counsel to the Company in connection with the exchange offer of up to $88,000,000 in aggregate principal amount of the Company’s new 8 7/8% first priority ship mortgage notes due 2017 together with Navios Maritime Finance (US) Inc., a Delaware corporation.

1	DEFINITIONS AND SCOPE OF OPINION

1.1	Unless otherwise defined herein, capitalised terms and expressions used in this Opinion Letter will have the meaning ascribed to such terms in the Indenture and the Schedules to this Opinion Letter. In addition:

Company means Navios Maritime Holdings Inc., a Marshall Islands corporation, located at 85 Akti Miaouli Street, Piraeus, Greece 18538, in its capacity of Co-Issuer under the Opinion Documents;

Corporate Documents means the documents listed in Schedule 1 to this Opinion Letter;

Covered Guarantor means Kleimar NV, a limited liability company (naamloze vennootschap/ société anonyme) incorporated under the laws of Belgium and having its registered office at Suikerrui 5, 2000 Antwerp and registered under no. 0426.557.894 RPR Antwerp;

Indenture means an executed copy of the Indenture dated 2 November 2009 between the Company and Navios Maritime Finance (US) Inc., as Co-Issuers, the guarantors named therein, including the Covered Guarantor, and Wells Fargo Bank, National Association as Trustee and Collateral Trustee relating to the Co-Issuers’ 8 7/8% first priority ship mortgage notes due 2017 (as supplemented from time to time);

Burgerlijke vennootschap met handelsvorm/ Société civile à forme commerciale Loyens & Loeff CVBA/SCRL, Neerveldstraat 101-103 Rue Neerveld, 1200

Brussel/Bruxelles, België/Belgique. RPR Brussel/RPM Bruxelles 0821.233.870 - IBAN: BE83 7350 2462 1315 - BIC: KREDBEBB.

AMSTERDAM        •        ARNHEM        •         BRUSSELS        •        EINDHOVEN        •         LUXEMBOURG        •        ROTTERDAM        •         ARUBA

CURACAO        •        DUBAI         •        FRANKFURT        •        GENEVA         •        LONDON        •        NEW  YORK        •        PARIS        •         SINGAPORE

TOKYO        •        ZURICH

Notation of Guarantee means the Notation of Guarantee entered into on 2 November 2009 and 10 July 2012 by, inter alia, the Covered Guarantor with respect to the Indenture;

Opinion Documents means, collectively, the Indenture and the Notation of Guarantee;

Opinion Letter means this Opinion Letter as issued on the date hereof;

Parties means all parties to the Opinion Documents, including the Covered Guarantor.

1.2	In this Opinion Letter, Belgian legal concepts are expressed in English terms and not in their original Dutch or French terms. These Belgian legal concepts may not be identical to those described by the nearest equivalent English terms as they are understood and applied under the law of other jurisdictions.

1.3	For the purpose of this Opinion Letter, we have only reviewed the Opinion Documents and the Corporate Documents. The Opinion Documents were reviewed by us for the limited and exclusive purpose of giving the opinions expressed herein. We have not reviewed any other documents or made any other inquiries, save as expressly stated in this Opinion Letter. Nothing in this Opinion Letter should be construed as implying that we are familiar with the affairs of the Covered Guarantor.

1.4	We are only competent to express opinions on issues of Belgian law and we express no opinion on any law other than Belgian law, in full force and effect and as published on the date hereof and as applied by Belgian courts on the date hereof. We will not take into account any new or retroactive legislation which, when introduced, may, in any way, affect or prejudice any opinion given in this Opinion Letter. There is no intention on our part to amend or update this Opinion Letter in the event of changes after the date hereof with respect to any matters described in this Opinion Letter or in any Belgian laws or regulations relevant to the opinions given in this Opinion Letter.

1.5	This Opinion Letter is strictly limited to the matters addressed herein and is not to be used or extended by implication to any other matter, whether in connection with the Opinion Documents, or otherwise. In particular, we do not express any opinion as to (i) any matters of fact; (ii) the legal, valid, binding and enforceable character of the Opinion Documents and the security created thereunder under all applicable laws, including the laws of Belgium; (iii) the accounting treatment of the transactions contemplated by the Opinion Documents; (iv) the conformity of Belgian law with European Union law and the consequences of such non-conformity; (v) public international law and the rules promulgated under or by any treaty, treaty organisation or supra-national organisation; (vi) Belgian or European competition or public procurement law and (vii) any matters of direct or indirect taxation.

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2	ASSUMPTIONS

For the purposes of the opinions expressed in this Opinion Letter, we have assumed and not verified:

Accuracy of documents

2.1	the genuineness of all signatures and stamp, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies;

Corporate status

2.2	the reliability and accuracy on the date hereof of (i) all search results obtained by electronic data transmission, (ii) any printed or computer search of offices of public record, (iii) the Belgian Official Gazette Extracts, (iv) the Certificate of Non-Insolvency and (v) the KBO Extract;

2.3	that no action has been taken by the Covered Guarantor requiring publication which has not yet been published in the Belgian Official Gazette Extracts;

2.4	that the Extract of the Deed of Incorporation refers to a valid notarial deed (authentieke akte/acte authentique), the contents whereof is complete and accurate, which is not void or otherwise affected by any defects for which a Court might dissolve the Covered Guarantor;

2.5	that the information recorded in the Articles of Association is correct and that since the date of the Articles of Association there have been no further amendments to the Articles of Association (although not constituting conclusive evidence, this assumption is supported by the Belgian Official Gazette Extracts);

2.6	that since the date of its incorporation, the Covered Guarantor has (i) its principal establishment (as determined in accordance with article 4 of the Belgian International Private Law Code) in Belgium, and (ii) its centre of main interest (as determined in accordance with Council Regulation EC no 1346/2000 of 29 May 2000 on insolvency proceedings) in Belgium;

2.7	that the Covered Guarantor is not in a situation of cessation of payments, has not been declared bankrupt (failliet/faillite), is not in judicial reorganisation (gerechtelijke reorganisatie/réorganisation judiciaire) nor has been subjected to any other insolvency proceedings, including but not limited to those listed in Annex A of Council Regulation (EC) no 1346/2000 of 29 May 2000 on insolvency proceedings as amended from time to time (although not constituting conclusive evidence, as far as Belgium and the Covered Guarantor are concerned, this assumption is supported by the Certificate of Non-Insolvency and by the Belgian Official Gazette Extracts);

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2.8	that the Covered Guarantor has not been dissolved by an extra-ordinary shareholders’ meeting which has not yet been published, nor has, for that purpose, any third party claim in dissolution been made or meeting been called or any situation arisen which could give rise to such meeting being convened or to a claim being made by a third party;

2.9	that the Covered Guarantor is not listed on a stock exchange nor has made any public offering;

Corporate Formalities

2.10	that (i) the Board Minutes truly and accurately reflect what was deliberated, adopted and resolved at the relevant meeting and (ii) that the relevant resolutions (including any powers of attorney) were duly adopted, have not been revoked, amended or declared null and void and remain in full force and effect on the date of this Opinion Letter;

2.11	that none of the directors of the Covered Guarantor had a direct or indirect economic interest which conflicted with the decisions of, or with the transactions to be approved by, the directors of the Covered Guarantor, when the resolutions set forth in the Board Minutes were adopted;

2.12	that the relevant resolutions (including any powers of attorney) in the Shareholders’ Resolutions were duly adopted, have not been revoked, amended or declared null and void and remain in full force and effect on the date of this Opinion Letter;

Compliance with laws

2.13	that all matters relating to the making of the necessary filings, lodgements, registrations and notifications and the payment of stamp duties and other taxes under any law (other than Belgian law) as may relate to or be required in respect of the Opinion Documents (and the transactions contemplated therein) are duly complied with;

Other assumptions

2.14	that all individuals acting on behalf of the Parties in relation to the entering into the Opinion Documents had legal capacity (handelingsbekwaamheid/capacité juridique) and no given consent is vitiated (wilsgebreken/vices de consentement);

2.15	that each Party, other than the Covered Guarantor, is duly incorporated and existing under all applicable laws, has all requisite power (corporate and otherwise) to execute and to perform its obligations under the Opinion Documents, and that the Opinion Documents have been duly authorised and executed by or on behalf of all Parties thereto, other than the Covered Guarantor;

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2.16	that there is no unpublished case law in Belgium that affects the opinions given in this Opinion Letter;

2.17	that there are no laws or regulations of any jurisdiction, other than Belgium, which would render incorrect, or which would otherwise affect the opinions given in this Opinion Letter;

2.18	that there are no dealings, agreements or arrangements, actions or events between, by or involving any of the Parties which terminate, modify or supersede any of the terms of the Opinion Documents, or which otherwise affect the opinions given in this Opinion Letter;

2.19	that the Opinion Documents were entered into (i) with the intent of pursuing profit, (ii) within the Covered Guarantor’s interest, and (iii) to serve and benefit the Covered Guarantor corporate purpose;

2.20	that none of the proceeds under the Opinion Documents as guaranteed by the Covered Guarantor will be applied in breach of any applicable law and that the Opinion Documents (i) do not infringe public policy or moral standards and (ii) are entered into for commercial purposes and without any fraudulent intent;

2.21	that none of the Opinion Documents secures directly or indirectly the acquisition of the shares of the Covered Guarantor; and

2.22	that the representations and warranties given by the Parties in the Opinion Documents (excluding the representations and warranties as to which we are expressing an opinion in this Opinion Letter) are true, accurate and correct in all respects at the date of entry into the Opinion Documents and at the date of this Opinion Letter.

3	OPINIONS

Based upon the foregoing and subject to any relevant factual matters or documents not disclosed to us in the course of our investigation, and subject to the qualifications, reservations and limitations stated hereafter, we are of the opinion that, on the date of this Opinion Letter, as a matter of Belgian law:

Corporate

3.1	The Covered Guarantor is validly incorporated and is existing as a limited liability company (naamloze vennootschap / société anonyme).

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3.2	The entry into, and the performance by the Covered Guarantor of the Opinion Documents, has been duly authorised by all requisite corporate action on the part of the Covered Guarantor.

3.3	The Opinion Documents have been validly executed on behalf of the Covered Guarantor.

3.4	The execution and performance of the Opinion Documents by the Covered Guarantor does not and will not result in any breach of the provisions of the Articles of Association or any provisions of Belgian company law applicable to Belgian limited liability companies generally.

3.5	The Covered Guarantor has the corporate power and capacity to enter into the Opinion Documents and to perform its obligations thereunder.

Consents

3.6	As a matter of Belgian substantive law, no consents, authorisations, licenses, approvals or registrations are required from any governmental or other regulatory authorities in Belgium to enable the Covered Guarantor to enter into the Opinion Documents and to perform its obligations expressed to be assumed therein.

3.7	It is not necessary in order to ensure the legality, validity, enforceability or admissibility in evidence in Belgium of any of the Opinion Documents that it be filed, recorded or enrolled with any court or authority in Belgium.

4	QUALIFICATIONS AND RESERVATIONS

The opinions expressed in this Opinion Letter are subject to the following qualifications and reservations.

4.1	Under Belgian company law, a company may only enter into transactions which are in its corporate interest. The assessment of whether or not a transaction contemplated by any of the Opinion Documents is in the Covered Guarantor’s corporate interest, is largely dependent on factual considerations and the responsibility for such assessment is that of the board of managers of the Covered Guarantor. We cannot, therefore, express any opinion as to whether the transactions under the Opinion Documents are in the corporate interest of the Covered Guarantor. In the Board Minutes, the board of directors of the Covered Guarantor has determined that the entering into the contemplated transactions by the Covered Guarantor is in the corporate interest of the Covered Guarantor. If any such transaction is subsequently held to be contrary to the Covered Guarantor’s corporate interest, it could, under certain conditions, be held to be null and void. The foregoing is a customary qualification for an opinion addressing an upstream guarantee by a subsidiary to its parent company.

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4.2	In principle, a power of attorney or proxy can be revoked by the principal at any time without prior notice or justification. A power of attorney or proxy can however be made irrevocable, provided that it is limited in time. The termination of an irrevocable power of attorney or proxy can give rise to damages. Any appointment of an attorney or proxy may be limited in cases of conflict of interest between the principal and the attorney-in-fact or proxy-holder and terminates, in principle, upon the bankruptcy or liquidation of the principal.

4.3	The filing of a request for judicial reorganisation (gerechtelijke reorganisatie/réorganisation judiciaire) or the initiation of any bankruptcy or other insolvency proceedings under Belgian law is not published in the Belgian Official Gazette. Only an extract of the judgement which grants a judicial reorganisation (gerechtelijke reorganisatie/ réorganisation judiciaire) or declares a bankruptcy will be published in the Belgian Official Gazette, with a certain delay. Moreover, certain reorganisation measures approved by the court in the framework of a judicial reorganisation (gerechtelijke reorganisatie/réorganisation judiciaire) are not subject to any publication formalities in the Belgian Official Gazette.

Other qualifications

4.4	The term “execution” is not a recognised legal concept under Belgian law. Under Belgian law the signature of a party entering into an agreement is sufficient to create contractual rights and obligations.

4.5	The opinions expressed herein may be further affected or limited by, and the validity and enforceability of the Opinion Documents be subject to, the provisions of any applicable bankruptcy, insolvency, judicial reorganisation, fraudulent conveyance, suspension of payments and/or other similar laws of any jurisdiction and of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights generally.

5	TERMS AND CONDITIONS

5.1	This Opinion Letter is issued by Loyens & Loeff CVBA/SCRL and is the sole responsibility of said firm.

5.2	This Opinion Letter is governed by Belgian law.

5.3	No provision in this Opinion Letter should be construed to constitute an explicit submission by Loyens & Loeff CVBA/SCRL to the jurisdiction of the courts of the United States.

5.4	We hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement and to the reference under the caption “Legal Matters” in the prospectus that is

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included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, as amended. Furthermore, Fried, Frank, Harris, Shriver & Jacobson LLP may rely on this opinion, as if it were addressed to them, in rendering their opinion that is filed as Exhibit 5.1 to the Registration Statement.

Yours sincerely,

On behalf of Loyens & Loeff CVBA/SCRL

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SCHEDULE 1

Corporate Documents

1	a copy of the excerpt of the deed of incorporation of the Covered Guarantor of 13 November 1984, as published in the Annexes to the Belgian Official Gazette on 22 December 1984 under number 27290 (the Extract of the Deed of Incorporation);

2	a copy of the co-ordinated articles of association of the Covered Guarantor of 27 December 2010, following the modification to the articles of association on 27 December 2010 before notary public Denis Deckers (the Articles of Association);

3	all publications in the Annexes to the Belgian Official Gazette until the date hereof in respect of the Covered Guarantor (the Annexes to the Belgian Official Gazette);

4	an executed copy of the minutes of the meeting of the board of directors of the Covered Guarantor held on 19 October 2009 and 27 June 2012 (the Board Minutes);

5	an executed copy of the written shareholders resolutions of 19 October 2009 of the Covered Guarantor approving the change of control provisions in the Indenture (the Shareholders’ Resolutions);

6	written confirmation obtained from the Clerk’s office of the Commercial Court of Antwerp of 5 July 2012 confirming that the Covered Guarantor has not been declared bankrupt or entered into judicial reorganisation on the date thereof (the Certificate of Non-Insolvency); and

7	an extract of the Crossroad Databank of Legal Enterprises dated 5 July 2012 with respect to the Covered Guarantor (the KBO Extract).

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